Exhibit 10.1

Confidential
May 30, 2024

Tina Albertson, MD, PhD
XXXXXXXXX
XXXXXXXXX
XXXXXXXXX

RE:    Offer Letter of Employment with Caribou Biosciences, Inc.
Dear Tina:
On behalf of Caribou Biosciences, Inc. (the “Company” or “Caribou”), I am pleased to invite you to join the Company as a Chief Medical Officer, reporting to Rachel Haurwitz, PhD. The first day of your employment will be August 12, 2024, or such other date as you and the Company mutually agree in writing. The Company acknowledges your previously planned vacation from August 26, 2024, to August 30, 2024, and will honor your request to take these five (5) days off as paid leave. Your position will be remote with regular visits to the Company’s headquarters in Berkeley, California.
This offer of employment is contingent upon the satisfactory completion of reference and background checks along with verification of any previous employment, degrees, or certifications that you included on your resume.
The terms of this offer of employment are as follows:
1.Compensation. If you decide to join Caribou, you will be paid an annual salary of $500,000.00 which will be paid twice a month in accordance with the Company’s normal payroll procedures. As a Caribou employee, you will also be eligible to receive certain employee benefits. The details of these employee benefits are explained in the attached Description of Benefits. You may be eligible for a 2024 discretionary bonus, as determined by the Company’s Board of Directors and management in their sole discretion for your efforts in 2024, which may be pro-rated based on your duration of employment in 2024, provided you are employed with the Company on the day the bonus is paid out as well as being an employee in good standing. Currently, the target annual discretionary bonus for your position is set at forty percent (40.0%). Performance evaluations are typically done on an annual basis.

Caribou Biosciences, Inc., 2929 7th Street, Suite 105, Berkeley, CA 94710

2.Initial Equity Grant.  In addition, the Company will grant consisting of an option to purchase 300,000 shares of the Company’s Common Stock (the “Option”) on the date that is five (5) trading days after your first day of employment in August with the Company (the “Grant Date”). The exercise price of the Option will be equal to the closing market price per share of the Company’s Common Stock on the grant date. Twenty-five percent (25%) of the Option will vest twelve (12) months after your first day of employment with the Company, subject to your continuing employment with the Company, and no shares will vest before the one-year date. The remaining Option will vest monthly thereafter (1/48 of the grant per month for the thirty-six (36) months following the one-year cliff), subject to your continuing employment with the Company on each vesting date. The Option will be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan and accompanying agreements, including vesting requirements (collectively, the “Stock Agreements”). No right to any stock or Options is earned or accrued until a vesting date and the grant of equity does not confer any right to continued vesting of such equity or to continued employment with the Company.
3.Officer Employment Agreement and Indemnification Agreement. As an executive officer of the Company, the Company will enter into an Officer Employment Agreement and an Indemnification Agreement (Collectively, “Officer Agreements”). Copies of each are attached hereto. The Officer Agreements will be executed on your first day of employment in August with the Company.
4.Immigration. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days after your first day of employment in August, or the Company may terminate your employment.
5.Prior Employment/Third-Party Information. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your ability to be employed by the Company or limit the manner in which you may be employed or areas in which you may participate. You represent and warrant that any such agreements will not prevent you from performing the duties of your position. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
6.Company Policies. As a Company employee, you will be expected to abide by the Company’s rules and policies and to acknowledge receipt of the same.

Caribou Biosciences, Inc., 2929 7th Street, Suite 105, Berkeley, CA 94710

7.Confidential Information and Invention Assignment Agreement. As a condition of your employment, you are also required to sign and comply with a Confidential Information and Invention Assignment Agreement (“CIIAA”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company to Caribou and that you will not disclose Company confidential information to any third party not under obligations of confidentiality to Caribou. A copy of the CIIAA is attached hereto. Please review the CIIAA and be prepared to sign it on the first day of your employment in August.
8.General. This Offer Letter together with the CIIAA, Stock Agreements, and Company’s Employee Handbook set forth the terms of your employment with the Company and supersede any and all prior representations and agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral. In the event of a conflict between the terms and provisions of this Offer Letter, the CIIAA, the Stock Agreements, or the Employee Handbook, the applicable terms and provisions of the CIIAA, the Stock Agreements, or the Employee Handbook will control. Any amendment of this Offer Letter, other than your first day of employment, or any waiver of a right under this Offer Letter must be in a writing signed by you and the President & CEO of the Company.
9.Confidential Offer of Employment. Until you have accepted this offer of employment, it is strictly confidential and its contents should only be disclosed and discussed with your significant other, attorney, accountant, and/or tax advisor.
To accept the Company’s offer of employment, please sign and date this Offer Letter in the space provided below. This offer of employment will terminate if the Offer Letter is not accepted, signed, and returned by you to the Company on or before June 7, 2024. We look forward to your favorable reply and to working with you at Caribou Biosciences, Inc.

Sincerely,

/s/ Rachel E Haurwitz
Rachel E. Haurwitz, PhD
President and CEO

Caribou Biosciences, Inc., 2929 7th Street, Suite 105, Berkeley, CA 94710

AGREED TO AND ACCEPTED:
Signature: /s/ Tina Albertson

Printed Name: Tina Albertson

Date: June 4, 2024

Enclosures:

Description of Benefits

Confidential Information and Invention Assignment Agreement

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Caribou Biosciences, Inc., 2929 7th Street, Suite 105, Berkeley, CA 94710